Amendment No. 1

to

Warrant Agreement

This Amendment No. 1 ("this Amendment") with respect to the Warrant Agreement ("the Agreement") dated January 13, 2005 between Moscow Cablecom Corp., a Delaware corporation ("the Company"), and Columbus Nova Investments VIII Ltd., a Bahamas company ("the Warrantholder"), is made and entered into by the Company and the Warrantholder as of January 11, 2006. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, an affiliate of the Warrantholder, Columbus Nova DF Limited, has agreed to certain amendments to a US $ 28,500,000 Facility Agreement dated August 26, 2004 with the Company and certain other parties;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  Section 5(a).  The word "the fifth anniversary of the date hereof" in the fourth and fifth lines of Section 5(a) shall be deleted and replaced with the words "October 13, 2010." All references in the Agreement and the Exhibits thereto and in the Warrant Certificates to the term "Expiration Date" shall be deemed amended accordingly.

2.  Approval by Audit Committee.  The Company represents and warrants that this Amendment has been approved by the Audit Committee of the Board of Directors of the Company in accordance with Section 15 of the Agreement.

3.  Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4.  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused the Amendment to be duly executed as of  January 11, 2006.

MOSCOW CABLECOM CORP.

COLUMBUS NOVA INVESTMENT VIII LTD.

By: /s/ Andrew M. O’Shea_____

By: /s/ Andrew Intrater__________

       Name: Andrew M. O’Shea

      Name: Andrew Intrater

       Title: Chief Financial Officer and

      Title: Chief Executive Officer

                 Secretary